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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 1, 2013

NATIONSTAR MORTGAGE HOLDINGS INC. (Exact name of registrant as specified in its charter)
Delaware	001-35449	45-2156869
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
350 Highland Drive
Lewisville, Texas 75067
(Address of principal executive offices)

(469) 549-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
    240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))
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Item 2.01    Completion of Acquisition or Disposition of Assets

As previously disclosed, on January 6, 2013, Nationstar Mortgage LLC, a Delaware limited liability company and an indirectly held, wholly-owned subsidiary of Nationstar Mortgage Holdings Inc. (“Nationstar”), entered into a mortgage servicing rights purchase and sale agreement (the “Purchase Agreement”) with Bank of America, National Association, a national banking association (“Bank of America”), pursuant to which Nationstar agreed to purchase the mortgage servicing rights (the “MSRs”) with respect to approximately 1.3 million residential mortgage loans (the “Mortgage Loans”) with a total unpaid principal balance of approximately $215 billion. The aggregate purchase price of the MSRs is approximately $1.3 billion, subject to certain adjustments set forth in the Purchase Agreement.
Also as previously disclosed, on January 31, 2013 and February 1, 2013, Nationstar completed a portion of the acquisition of the MSRs with respect to certain Mortgage Loans owned, insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, which portion represented approximately 47% of the entire portfolio of MSRs (as measured by unpaid principal balance) expected to be acquired by Nationstar from Bank of America pursuant to the Purchase Agreement. In addition, during the third quarter, Nationstar completed additional portions of the acquisition of the MSRs with respect to certain Mortgage Loans with a total unpaid principal balance of approximately $62 billion, all of which are non-conforming loans in private label securitizations (the “Private Label MSRs”).
On November 1, 2013, Nationstar completed another portion of the acquisition of Private Label MSRs with an unpaid principal balance of approximately $9.7 billion. Nationstar funded the purchase price for the Private Label MSRs through a combination of cash on-hand and the proceeds of the previously announced co-investment by New Residential Investment Corp. (“New Residential”) and certain funds managed by Fortress Investment Group LLC (“Fortress”).
Subject to customary closing conditions, Nationstar anticipates acquiring the remainder of the Private Label MSRs during the fourth quarter of 2013.

The managers of New Residential and Fortress are affiliates of Nationstar. Bank of America and certain of its affiliates have from time to time performed various financial advisory, commercial banking, investment banking and other related services for us and our affiliates for which they have received customary compensation, and they may continue to do so in the future. In addition, we have previously acquired mortgage servicing rights portfolios from Bank of America. New Residential has previously co-invested with us in the acquisition of mortgage servicing rights and may continue to do so in the future.

Item 2.05    Costs Associated with Exit or Disposal Activities

Throughout the third quarter, the mortgage industry continued to experience a decline in refinancings and origination volume as a result of an increase in interest rates. In an effort to capitalize on Nationstar’s growing size and profitability of its core servicing business, on November 1, 2013, management of the Company committed to focus on its consumer-direct origination channel, including recapture, Greenlight, and builder, and will continue to view the correspondent channel as a source of servicing and purchase money opportunities. Nationstar has signed a binding Letter of Intent with Stonegate Mortgage Corporation to sell its non-core wholesale and distributed retail origination channels, with the transaction expected to close later this month. In addition, due to increased productivity per employee and economies of scale in its servicing segment, Nationstar is consolidating certain locations. Nationstar expects to reduce its total workforce by approximately 1,100 positions, which includes employees that are expected to join Stonegate Mortgage Corporation. Nationstar expects these initiatives to be substantially completed by the end of 2013.

Nationstar expects to incur total charges of approximately $16 million to $21 million, substantially all of which are expected to be cash expenditures. The charges are expected to include approximately $10 million to $14 million in employee termination and other compensation costs and $6 million to $7 million in costs associated with lease terminations. The above estimates are based on various factors including whether the transaction with Stonegate Mortgage Corporation is completed, with the low end of the charge range assuming the transaction with Stonegate Mortgage Corporation closes. Nationstar expects to incur approximately $63 million in annual cost savings as a result of these incentives.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nationstar Mortgage Holdings Inc.

Date: November 7, 2013	By:	/s/ David C. Hisey
David C. Hisey Executive Vice President and Chief Financial Officer